Exhibit 99.1

Badger Meter Reports Record Second Quarter 2023 Financial Results

MILWAUKEE--(BUSINESS WIRE)--July 20, 2023--Badger Meter, Inc. (NYSE: BMI) today reported record results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

  Total sales of $175.9 million, 28% higher than the prior year’s $137.8 million.
  Operating profit increased 34% year-over-year, with operating profit margins expanding 80 basis points to 16.8% from 16.0%.
  Diluted earnings per share (EPS) increased 33% to $0.76, up from $0.57 in the comparable prior year quarter.
  Robust demand environment continued with book to bill ratio greater than one.
  Released 2022 Sustainability Report illustrating powerful combination of strong ESG and financial performance.

“As our record second quarter results demonstrate, Badger Meter continues to benefit from the adoption of our differentiated smart water solutions, favorable market conditions and sound execution. In addition to our record sales performance, we delivered strong operating profit margin expansion, record EPS and solid cash flow,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Another quarter of book to bill above one points to resilient demand within our markets, and we are confident in our ability to continue to capitalize on the constructive industry fundamentals. I want to thank our employees for their steadfast commitment to serving our customers.”

Second Quarter Operating Results

Utility water sales increased 32% year-over-year with broad-based growth across the comprehensive suite of smart water offerings. This includes robust adoption of our cellular AMI solution, including higher ORION® Cellular endpoint and BEACON® Software as a Service (SaaS) revenues, coupled with increased meter volumes, notably E-Series® Ultrasonic meters. Easing supply chain conditions and the addition of Syrinix also contributed to the year-over-year sales increase.

Sales of flow instrumentation products increased 6% year-over-year, with steady order demand across the water-focused end markets including wastewater and HVAC, which more than offset modest growth in the varied other industrial markets.

Gross margin dollars increased $14.7 million year-over-year, and gross margin as a percent of sales was 39.5%, at the higher end of the Company’s normalized range and sequentially in line with the first quarter of 2023. Gross margin continues to benefit from structural sales mix trends including higher SaaS revenues, production efficiencies resulting from improving supply chain conditions, value-based pricing and stabilization of inflationary pressures.

Selling, engineering and administrative (SEA) expenses in the second quarter of 2023 were $39.9 million, with SEA as a percent of sales improving 100 basis points to 22.7% versus 23.7% in the comparable prior year quarter. The $7.2 million year-over-year increase in SEA spend included higher personnel-related costs such as headcount, salaries, sales and management incentives and travel expenses as well as the addition of Syrinix, including the associated intangible asset amortization.

Operating profit margin was 16.8% in the second quarter of 2023, an 80 basis point improvement from the prior year’s 16.0%.

The tax rate for the second quarter of 2023 was 25.8%, 140 basis points higher than the prior year’s 24.4%. As such, EPS was a record $0.76, up 33% compared to $0.57 in the comparable prior year period.

Outlook

Bockhorst continued, “Based on first half results, it’s clear we are on track for yet another year of exceptional performance. Our innovative and tailorable smart water solutions portfolio, which enables customers to be more efficient, resilient and sustainable, paired with our outstanding team focused on exceptional customer support, continues to build momentum.

“Our business model provides for durable growth despite macro-economic uncertainty given the support of our backlog, secular demand drivers and our technologically differentiated portfolio of solutions which address increasing water challenges. While we face tougher comparisons in the second half of 2023, we continue to expect benefits from stabilizing supply chain and inflation dynamics for the balance of the year.

“We issued our 2022 Sustainability Report last month highlighting our continuous improvement efforts across a variety of ESG matters. Among other accomplishments, we outlined our strong progress in reducing energy, greenhouse gas (GHG) emissions and water usage. We have surpassed our original GHG intensity reduction goal and have established a new goal along with a roadmap of tactics we believe will lead to further improvements. We remain proud of our track record of delivering both strong financial and ESG-related performance.”

Bockhorst concluded, “Badger Meter is well-positioned to sustain its pattern of profitable growth enhanced by our innovative offerings, end market resiliency and proven execution. Along with our strong balance sheet and exceptional team, we are poised to continue to improve shareholder value while furthering our vision to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s second quarter 2023 results today, Thursday July 20, 2023 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of our website. Individuals wishing to participate in the call should use this online registration link:

https://www.netroadshow.com/events/login?show=bf59de12&confld=52890

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$175,858	$137,833	$334,959	$270,235

Cost of sales	106,424	83,073	202,709	164,752

Gross margin	69,434	54,760	132,250	105,483

Selling, engineering and administration	39,932	32,672	77,702	64,533

Operating earnings	29,502	22,088	54,548	40,950

Interest (income) expense, net	(827)	9	(1,449)	22
Other pension and postretirement costs	33	33	65	65

Earnings before income taxes	30,296	22,046	55,932	40,863

Provision for income taxes	7,803	5,382	14,024	9,839

Net earnings	$22,493	$16,664	$41,908	$31,024

Earnings per share:

Basic	$0.77	$0.57	$1.43	$1.06

Diluted	$0.76	$0.57	$1.42	$1.06

Shares used in computation of earnings per share:

Basic	29,272,693	29,210,444	29,264,166	29,204,535

Diluted	29,447,525	29,344,351	29,434,467	29,353,708

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2023	2022
	(Unaudited)

Cash and cash equivalents	$141,805	$138,052
Receivables	84,020	76,651
Inventories	144,749	119,856
Other current assets	18,013	13,273
Total current assets	388,587	347,832

Net property, plant and equipment	74,706	73,542
Intangible assets, at cost less accumulated amortization	57,512	53,607
Other long-term assets	24,650	26,805
Goodwill	113,797	101,261
Total assets	$659,252	$603,047

Liabilities and Shareholders' Equity

Payables	$81,104	$71,440
Accrued compensation and employee benefits	17,491	20,513
Other current liabilities	20,319	18,359
Total current liabilities	118,914	110,312

Deferred income taxes	6,661	4,648
Long-term employee benefits and other	58,085	45,665
Shareholders' equity	475,592	442,422
Total liabilities and shareholders' equity	$659,252	$603,047

BADGER METER, INC.

'CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
'(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$22,493	$16,664	$41,908	$31,024
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,775	2,862	5,438	5,622
Amortization	4,132	3,817	8,416	7,833
Deferred income taxes	(366)	50	(376)	16
Noncurrent employee benefits	(185)	48	(222)	(64)
Stock-based compensation expense	1,601	851	2,607	1,466
Changes in:
Receivables	340	481	(6,503)	(12,028)
Inventories	(12,314)	(9,260)	(23,753)	(13,024)
Payables	1,145	9,379	8,104	20,128
Prepaid expenses and other assets	(2,847)	(5,249)	(4,980)	(8,153)
Other current liabilities	5,995	59	10,100	(3,908)
Total adjustments	276	3,038	(1,169)	(2,112)
Net cash provided by operations	22,769	19,702	40,739	28,912

Investing activities:
Property, plant and equipment expenditures	(2,664)	(1,631)	(6,935)	(2,773)
Acquisitions, net of cash acquired	(75)	-	(17,127)	-
Net cash used for investing activities	(2,739)	(1,631)	(24,062)	(2,773)

Financing activities:
Dividends paid	(6,591)	(5,843)	(13,217)	(11,712)
Proceeds from exercise of stock options	-	-	58	-
Repurchase of treasury stock	-	(427)	-	(427)
Net cash used for financing activities	(6,591)	(6,270)	(13,159)	(12,139)
Effect of foreign exchange rates on cash	5	(810)	235	(964)

Increase in cash and cash equivalents	13,444	10,991	3,753	13,036
Cash and cash equivalents - beginning of period	128,361	89,219	138,052	87,174
Cash and cash equivalents - end of period	$141,805	$100,210	$141,805	$100,210

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com